Exhibit 10.5

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Master Collaboration
Agreement

Dated

Vaccitech Limited (“Vaccitech")
CanSino Biologies Inc. ("CanSino")

King & Wood Mallesons
Octagon Point, 4th Floor
St. Martins Court
5 Cheapside
London EC2V 6AA
UK
T +44 20 3823 2405
www.kwm.com

Master Collaboration Agreement
Contents

Details		1
General terms		2
1	Definitions and interpretation	2

1.1	Definitions	2
1.2	General interpretation	4
2	Commencement and term	5

2.1	Master Collaboration Agreement	5
2.2	Project Agreements	5
3	Projects	5

3.1	Project Agreements	5
3.2	Conditions precedent	5
3.3	Conflict	6
4	Governance Framework	6

4.1	Party's commitments	6
4.2	No obligation	6
4.3	Relationship of parties	6
4.4	No restriction on other business	7
5	Performance of Projects	7

5.1	Performance of Projects	7
5.2	Data sharing	8
5.3	Risk to Product development	8
5.4	Research misconduct	8
5.5	Outcomes	8
5.6	Exclusivity	8
6	Materials	9

6.1	Materials	9
6.2	CanSino Material	9
7	Project Managers and Project Committees	10

7.1	Project Manager	10
7.2	Function of Project Manager	10
7.3	Project Committee	10
7.4	Function of Project Committee	10
7.5	Project Committee Voting and decisions	11
8	Project meetings	11

8.1	Project meetings	11
8.2	Project meeting requirements	11
8.3	Decisions of the Project Committee outside of Project meetings	12
9	Project reports	12

9.1	Progress reports	12
9.2	Final and milestone completion reports	12

i

10	Joint Steering Committee	12

10.1	Establishment	12
10.2	Function	13
10.3	Composition	13
10.4	Voting and decisions	13
10.5	Chairperson	13
10.6	JSC meeting requirements	14
10.7	Decisions of the JSC outside of JSC meetings	14
11	Personnel	15

11.1	Personnel	15
11.2	Subcontractors	15
12	Records and inspection	15

12.1	Records	15
12.2	Record retention	16
12.3	Inspection	16
13	Access to premises	17

13.1	Access to a Partner's premises	17
13.2	Comply with a party's policies	17
13.3	Minimal disruption	17
14	Intellectual Property Rights	17

14.1	Product Intellectual Property Rights	17
14.2	Background IPR	17
14.3	Improvements	18
14.4	New IPR	18
14.5	Third party Intellectual Property Rights	18
14.6	Registration	18
14.7	Infringement	19
14.8	Further efforts	19
15	Exploitation	19

15.1	Background IPR	19
15.2	New IPR and Products	19
15.3	Pursue exploitation	20
15.4	Regulatory authorities	20
15.5	Patent markings	20
16	Financial obligations	20

16.1	Milestone payments	20
16.2	Royalties	20
16.3	Royalty reports	21
16.4	Invoices	21
16.5	Payment	21
16.6	Currency	21
16.7	Taxes	21
16.8	Interest	22
16.9	Additional information	22

17	Termination	22

17.1	Termination	22
17.2	Automatic termination	23
17.3	Consequences of termination	23
18	Confidentiality	24

18.1	Treatment of Confidential Information	24
18.2	Use of Confidential Information	24
18.3	Disclosure of Confidential Information	24
18.4	Disclosure by Recipient	25
18.5	Protecting Confidential Information	25
18.6	Return or destruction of Confidential Information	25
18.7	Exceptions	25
18.8	Publicity	25
18.9	OUI	26
19	Data protection	26

19.1	Definitions	26
19.2	Shared Personal Data	26
19.3	Compliance with Data Protection Legislation	26
19.4	Obligations	27
19.5	Mutual assistance	27
20	Publication	28

21	Representations and warranties	28

21.1	Representations and warranties	28
21.2	Exclusions	29
22	Liability	29

22.1	Indirect and consequential damages	29
22.2	Limitation of liability	29
22.3	Exclusions from limitation of liability	29
22.4	Insurance	30
22.5	Severability	30
23	Indemnity	30

23.1	Indemnity	30
23.2	Terms of indemnification	30
24	Anti-bribery	31

25	Disputes	31

25.1	Compliance with this clause	31
25.2	Dispute resolution process	32
25.3	Arbitration	32

26	Notices and other communications	32

26.1	Form	32
26.2	When effective	33
26.3	When taken to be received	33
26.4	Receipt outside business hours	33
27	Force majeure	33

27.1	Force majeure event	33
27.2	Termination	33
28	General	34

28.1	Entire agreement	34
28.2	Costs	34
28.3	Variation and waiver	34
28.4	Severability	34
28.5	Further steps	34
28.6	Assignment	34
28.7	Discretion in exercising rights	34
28.8	Partial exercise of rights	35
28.9	Approvals and consents	35
28.10	Remedies cumulative	35
28.11	Third party rights	35
28.12	Counterparts	35
28.13	Governing law and jurisdiction	35

Schedule 1	Project Agreement	36

Schedule 2	Deed of Covenant	9

Signing page		10

Master Collaboration Agreement

Details

Parties
Vaccitech	Name	Vaccitech Limited
	Company number	09973585
	Formed in	England
	Address	Magdalen Centre, 1 Robert Robinson Avenue, The Oxford Science Park, Oxford OX4 4GA England
	Telephone	[***]
	Email	[***]
	Attention	[***]
CanSino	Name	CanSino Biologics Inc.
	Company number	91120116681888972M
	Formed in	China
	Address	185 South Avenue, TEDA West District, Tianjin 300457 China
	Telephone	[***]
	Email	[***]
	Attention	[***]
Recitals	A	Vaccitech is an Oxford-based biopharmaceutical company which holds certain intellectual property rights relating to a platform technology, which it is developing for several therapeutic and prophylactic indications in humans and animals.
	B	CanSino is a Tianjin-based biotechnology company dedicated to the R&D manufacturing and commercialisation of vaccine products for human use.
	C	Vaccitech and CanSino may wish from time to time to undertake projects to collaborate on the research, development, manufacture and sale of certain products.
	D	Vaccitech and CanSino intend to each contribute expertise, intellectual property, know-how and resources with respect to any such projects subject to, and on, the terms and conditions of this Agreement.
	E	Vaccitech and CanSino intend that where CanSino is acting purely as a manufacturer for a product that is not being developed or commercialised as a project pursuant to this Agreement, this manufacturing will be arranged under a separate manufacturing agreement between the parties

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Master Collaboration Agreement

General terms

1	Definitions and interpretation

1.1	Definitions

In this agreement, unless the contrary intention appears, the following words and phrases have the following meanings

Affiliate means in relation to a party, a subsidiary or holding company of that party, and any subsidiary of a holding company of that party.

Background IPR means any Intellectual Property Rights (other than New IPR) owned by, licensed to or otherwise controlled by a party:

(a)	before the start date of a Project Agreement, or

(b)	created after the start date of a Project Agreement solely by such party without any use of the other party's Background IPR, New IPR or other Confidential Information.

which is used in connection with a Project.

Business Day means a day on which banks are open for general banking business in England and China (not being a Saturday Sunday, or public holiday in that country or in the city in which the relevant party is located as set out in the Details).

CanSino Territory means China (including Taiwan, Hong Kong and Macao), Malaysia, Thailand Myanmar, Indonesia, Lao, Vietnam, and the Philippines.

Confidential Information means the existence and nature of this agreement, and all information (regardless of how the information is stored or delivered):

(a)	designated by a party, either orally or in writing, as confidential to that party or to a third party to whom that party owes an obligation of confidentiality;

(b)	disclosed or made available by a party which relates to that party's business, financial affairs, systems, products developments, trade secrets, know-how, Personnel, customers, clients and suppliers;

(c)	which given the circumstances of disclosure, would reasonably be regarded as confidential information of the party disclosing it or imparting a duty of confidence on the part of the recipient; and

(d)	derived or produced partly or wholly from information set out in paragraphs (a) to (c) above,

whether that information is

(d)	directly or indirectly disclosed or made available by or on behalf of a party to the other party, or

(e)	obtained or discovered by that other party in the course of performing their obligations under this agreement, before, on <x after the date of this agreement,

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Good Industry Practice means in relation to any activity and under any circumstance, exercising the same skill, expertise and judgement and using facilities and resources of a similar or superior quality as would be expected from a person who is highly skilled and experienced in providing the services in question, seeking in good faith to comply with their regulatory and contractual obligations and seeking to avoid liability arising under any duty of care that might reasonably apply.

Improvements has the meaning set out in clause 14 3.

Intellectual Property Rights means any patents, trade marks, designs or applications for them, inventions, copyright, circuit layout rights, rights in and to trade or business names, trade secrets, know-how or confidential information, including any similar or analogous rights or forms of protection in any part of the world.

Joint Steering Committee and JSC have the meaning set out in clause 10.1 (Joint Steering Committee).

Materials means all compounds, fragments, proteins, viruses, DNA, RNA, biologic reagents, substances solutions and any other chemical or biological substance and any fragments, derivatives and progeny thereof, and any know- how associated with any such items

New IPR has the meaning set out in clause 14.4.

Net Sales means arm's length bona fide commercial Sales of Products and related services invoiced less the following deductions.

(a)	trade, and quality discounts returns, and allowances, in amounts customary in the trade and actually given;

(b)	import, export, excise, sales or use taxes, value added taxes and other taxes, tariffs or duties, to the extent these items are included in the gross invoice price and actually paid;

(c)	freight, handling, transportation and insurance costs prepaid or allowed if separately identified in an invoice and actually paid; and

(d)	amounts allowed or credited, or retroactive price reductions or rebates, and actually given or paid.

in the relevant country in which the Sale takes place. In relation to Sales which are not made in an arm's length, bona fide commercial manner, Net Sales shall be calculated by reference to the fair market price (if higher) of the relevant Product in the country in which the Sale takes place.

OUI means Oxford University Innovation Limited (formerly Isis Innovation Limited).

OUI Licence of Technology means the relevant Vaccitech Licence of Technology with OUI dated either 4 March 2016 or 8th September 2017.

Personnel means the employees, agents, officers, directors, auditors, advisors, authorised representatives or subcontractors of a party.

Product means a product developed pursuant to a Project Agreement using New IPR and potentially also incorporating Background IPR

Project means a project for the research, development manufacture and sale of Products as set out in a Project Agreement.

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Project Agreement means the written agreement between Vaccitech and CanSino in substantially the same format as set out in Schedule 1 (Project Agreement).

Project Committee has the meaning set out in clause 7.3 (Project Committee).

Regulatory Requirements means in relation to any undertaking and any circumstance, all laws, statutes and statutory instruments regulations, by-laws, guidelines codes of practice and standards determined by any governmental or regulatory authority, or judgements of a competent court of law or applicable rules of stock exchange which apply or may apply to that undertaking or to that circumstance from time to time.

Royalty Period [***]

Sale or Sell or Sold means, in relation to Products, to sell, distribute, license, supply commercially or otherwise dispose of or provide Products. Sales are deemed to have occurred at the earlier of the time when Products are delivered, title passes, or the recipient is invoiced or pays.

Term means 10 years from the date of this agreement.

Territory means in relation to a party either CanSino Territory or Vaccitech Territory, as relevant.

Vaccitech Territory means the rest of the world other than the CanSino Territory.

1.2	General interpretation

Headings are for convenience only and do not affect interpretation. Unless the contrary intention appears in this agreement:

(a)	labels used for definitions are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and vice versa;

(c)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(d)	a reference to a document also includes any variation, replacement or novation of it;

(e)	the meaning of general words is not limited by specific examples introduced by "including", "for example", "such as" or similar expressions;

(f)	a reference to "person" includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(g)	a reference to a particular person includes the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	a reference to "law" includes common law, principles of equity and legislation (including regulations);

(i)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(j)	a reference to "regulations" includes instruments of a legislative character under legislation (such as regulations, rules by-laws, ordinances and proclamations);

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(k)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(l)	if a party must do something under this document on or by a given day and It is done after 5.00pm local time on that day, it is taken to be done on the next day; and

(m)	if the day on which a party must do something under this document is not a Business Day, the party must do it on the next Business Day unless the timing of the obligation is specified by Regulatory Requirements in which case the party must do it on the preceding Business Day.

2	Commencement and term

2.1	Master Collaboration Agreement

(a)	Subject to clause 2.1(b) and clause 17 (Termination), this agreement commences on the date this agreement is signed by both parties and continues until the expiry of the Term.

(b)	At least [***] before the expiry of the Term, either party may give written notice to the other party expressing the desire to extend the Term and the parties may agree to extend the Term as a written variation to this agreement signed by both parties.

2.2	Project Agreements

Subject to clause 17 (Termination), each Project Agreement commences on the start date set out in that Project Agreement and terminates upon the expiry of that Project Agreement.

3	Projects

3.1	Project Agreements

From time to time during the Term, the parties may discuss the potential for collaboration relating to one or more programs If the parties wish to undertake a Project, the parties shall use reasonable endeavours to complete and execute an agreement in the form of a Project Agreement. The parties shall use reasonable endeavours to agree and execute a Project Agreement for each proposed Project. Each Project Agreement incorporates the terms of this agreement by reference.

3.2	Conditions precedent

The obligations of the parties to undertake and complete each Project are conditional upon the satisfaction of the following conditions as soon as possible after the execution by the parties of a Project Agreement for that Project:

(a)	Vaccitech having obtained from OUI all consents required under the relevant OUI Licence of Technology for Vaccitech to undertake the Project with CanSino, and

(b)	CanSino entering into a Deed of Covenant with OUI in relation to the Project in substantially the same format as set out in Schedule 2 (Deed of Covenant).

(together, Conditions). Each party shall use reasonable endeavours to obtain and maintain the satisfaction of the Conditions. If the Conditions have not been satisfied within [***] of the date of execution by the parties of a Project Agreement for that Project, the Project Agreement shall be terminated automatically and Vaccitech shall confirm the termination by notice in writing to CanSino.

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3.3	Conflict

In the event of a conflict between the terms of

(a)	this agreement;

(b)	a Schedule to this agreement; and

(c)	a Project Agreement;

the terms of the document lower in the list prevail unless specified in a writing by both parties.

4	Governance Framework

4.1	Party's commitments

Each party agrees and undertakes:

(a)	to cooperate with the other party to undertake each Project;

(b)	to the extent permitted by law, to promptly notify the other party;

(i)	of any material legal, governance, policy, quality, regulatory or reputational issue arising in respect of this agreement or a Project Agreement (including any Product);

(ii)	of any legal or regulatory issues (including any correspondence or interaction with a relevant regulator) that would have a material adverse impact on this agreement or a Project Agreement (including any Product);

(c)	not to delay unreasonably any action, approval, direction, determination or decision required of it under this agreement or a Project Agreement; and

(d)	to act reasonably and in good faith in the performance of its obligations and the exercise of its rights under this agreement or a Project Agreement.

4.2	No obligation

Despite any other provision in this agreement or a Project Agreement to the contrary, a party is not obliged to do or omit to do anything if it would, or might in its absolute opinion, constitute a breach of any law.

4.3	Relationship of parties

(a)	Nothing contained or implied in this agreement or a Project Agreement constitutes a party the partner, agent or legal representative of another party for any purpose or creates any partnership, agency or trust.

(b)	A party has no authority to bind the other party, or to act for, or to incur any obligation or assume any responsibility on behalf of, the other party.

(c)	Each party is responsible for its own obligations arising under this Agreement and any Project Agreement and is not liable for any other party's obligations.

(d)	Each party's liability under this agreement or a Project Agreement is several and not joint and several.

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4.4	No restriction on other business

Except as provided for under this agreement (including clause 5.6 (Exclusivity)) or in any Project Agreement, nothing contained or implied in this agreement or in any Project Agreement restricts m any way the freedom of a party to conduct as it sees fit any other business or activities (including any arrangements with any third party), which may be undertaken without any accountability to the other party.

5	Performance of Projects

5.1	Performance of Projects

In respect of each Project, each party agrees that it shall:

(a)	use its reasonable endeavours to complete all activities designated to it for a Project in accordance with the relevant Project Agreement;

(b)	perform the Project in accordance with Good Industry Practice, in a good scientific manner, and in accordance with all Regulatory Requirements If the parties cannot agree on the appropriate regulatory requirements and standards, they shall seek advice from the appropriate regulator;

(c)	perform the Project in accordance with all applicable ICH GxP standards, regulatory authorisations and approvals, and ethics approvals, and all generally accepted professional, clinical and research standards of care;

(d)	subject to the compliance with applicable laws, perform the Project in a manner as to enable the transfer between and submission of data and information to the regulatory jurisdictions of the United Kingdom, the European Union, China and the United States of America;

(e)	perform the Project in a manner which will not damage the name, business, reputation or goodwill of the other party;

(f)	at its own cost (except where expressly provided otherwise in this agreement or a Project Agreement), apply all time, attention, resources, trained personnel and skill as may be reasonably necessary for the due and proper performance of the Project. Without limitation to the foregoing, each party shall provide all laboratories, computers and other equipment and resources reasonably required to perform the Project;

(g)	hold and maintain all necessary licences, permits and consents necessary for it to perform the Project; and

(h)	ensure that any animals involved in any part of the Project shall be provided with humane care and treatment in accordance with generally accepted veterinary practice and research ethics.

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5.2	Data sharing

Unless specified in a Project Agreement or otherwise agreed by the parties, and subject to compliance with applicable laws, each party shall disclose promptly to the other party all data (including pharmacovigilance and the reporting of any serious adverse events) produced by or on its behalf pursuant to a Project Agreement in a prompt and timely manner. Both parties may use that data for submissions for regulatory approval within their respective Territories. For the avoidance of doubt, if:

(a)	a party assigns or licenses its rights in relation to a Product to an unrelated third party in accordance with this agreement or the applicable Project Agreement and that third party is not acting on behalf of that party; or

(b)	a party undergoes a change of control,

the scope of obligations regarding data sharing under this clause 5.2 shall be limited to the sharing of only that data as is reasonably necessary for development and commercialisation of a Product which shall be negotiated and agreed by the parties at the time acting in good faith and shall be subject to the approval of:

(c)	m relation to the circumstances set out in paragraph (a), the unrelated third party, or

(d)	in relation to the circumstances set out in paragraph (b), the third party that acquires control of that party.

5.3	Risk to Product development

Either party shall have the right to terminate any Project activity that it is undertaking, directly or indirectly, in its Territory that it might reasonably deem to risk damage to the development of any Products or the safety of any person If a party terminates any Project activity, it shall immediately give written notice to the other party of the termination and grounds therefore and if after receipt of that notice, the other party continues that activity in that other party's Territory:

(a)	the notifying Party is excluded from all liability for any claims related to the other Party's continued activity; and

(b)	the other Party indemnifies the notifying Party in respect of claims related to the other Party's continued activity.

The limitations set out in clauses 22.1 and 22.2 (Liability) do not apply to this clause 5.3.

5.4	Research misconduct

Each party will make and maintain arrangements for investigating and resolving allegations of research misconduct and inform the other party of any investigation undertaken or intended to be undertaken in connection with a Project Each part/ shall provide reasonable assistance with any investigation conducted by the other party into any alleged research misconduct.

5.5	Outcomes

Although the parties shall carry out each Project in accordance with their respective obligations under this agreement and the relevant Project Agreement and using all reasonable endeavours to achieve the objectives of the relevant Project, the parties acknowledge and agree that neither party undertakes, represents or warrants that a Project will lead to any particular conclusion and nor does it guarantee a successful outcome to a Project.

5.6	Exclusivity

During the term of a Project Agreement and for three months following the expiry or earlier termination of that Project Agreement, a party shall not enter into discussions, collaboration or similar arrangement with any third party regarding matters or products which are materially the same as those set out in that Project Agreement or related to the Project which is the subject of that Project Agreement (Arrangement) unless the party reasonably believes that the Arrangement is unlikely to prejudice or detrimentally affect the relevant Project or Project Agreement.

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6	Materials

6.1	Materials

(a)	Subject to clause 6.1(b), each party shall provide to the other party all Materials specified m a Project Agreement and shall grant to the other party a non-exclusive, non-transferable, non-sub-licensable royalty-free licence to use the Materials solely for the purposes of the Project for the duration of the term of the Project Agreement for that Project.

(b)	The parties acknowledge that Materials are made available for investigational use only for the purposes of a Project. Unless specified in a Project Agreement or otherwise agreed by the parties, a party shall not without the prior written consent of the other party use the other party's Materials:

(i)	for the production or sale of any products or for commercial purposes;

(ii)	for testing or evaluation on or in human beings;

(iii)	to fulfil commercial licensing or contracted research obligations for another organization; or

(iv)	in any way which is inconsistent with or which is expressly prohibited in a Project Agreement.

(c)	Each party shall comply with any Regulator/ Requirements and any written instructions issued by the other party with respect to the storage, handling, transportation, use and disposal of the other party's Materials. The other party shall keep the Materials in a secure environment, protected against theft, damage, loss misuse and unauthorised access and in compliance with any security or storage requirements specified in the relevant Project Agreement.

(d)	Each party shall promptly provide to the other party complete copies of any and all communications with any regulatory or other governmental authority relating to the Materials provided to it by the other party.

(e)	Unless otherwise agreed by the parties, at the end of the term of the relevant Project Agreement, each party shall return to the other party, or at the other party's direction destroy, all remaining Materials of the other party and shall certify in writing that the same has been done.

(f)	Each party acknowledges that the other party's Materials are supplied on an "as is" basis. To the maximum extent permitted at law, all representations, undertakings, warranties, terms and conditions that might but for this clause 6.1(f) have been implied or incorporated into this agreement with respect to the Materials, whether by statute, common law or otherwise, are expressly excluded (including any implied terms that the Materials are of satisfactory quality or fit for purpose).

6.2	CanSino Material

(a)	Unless specified in a Project Agreement or otherwise agreed by the parties, CanSino shall have the exclusive and sub-licensable right and responsibility (subject to terms and conditions mutually acceptable to the parties) to manufacture and supply all Master Virus Seed (MVS) and Good Manufacturing Practice (GMP) adenoviral material necessary for the development and Sale of any Products (CanSino Material) by either party in any part of either party's Territory to non-GMP and/or GMP standards (as required for the specified use of the CanSino Material at the time).

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(b)	If reasonably requested by Vaccitech, CanSino shall enter into appropriate agreements to supply the CanSino Material to third parties (including sublicensees of Vaccitech) on the same terms of supply that CanSino shall supply the CanSino Materials to Vaccitech as set out in clause 6.2(c)

(c)	CanSino shall supply any CanSino Material to be used by Vaccitech for the manufacture of Products to be Sold by Vaccitech (or its sublicensees) in the Vaccitech Territory at pricing of [***] over Cost of Goods Sold (COGS) where COGS is equal to reasonable COGS for equivalent material to the CanSino Material manufactured by CanSino or its subcontractors for Sale by CanSino (or its sublicensees) in the CanSino Territory.

7	Project Managers and Project Committees

7.1	Project Manager

Each party shall appoint one Project manager for each Project (Project Manager) to assume responsibility as set forth in clause 7.2 for that party's roles and obligations under the Project Agreement for that Project Each party:

(a)	shall notify the other party in writing of the identity of the Project Manager it has appointed;

(b)	may change its Project Manager from time to time, and shall notify the other party of that change in writing; and

(c)	shall ensure that any Project Manager is adequately qualified for the role and informed about this agreement and the applicable Project Agreement.

7.2	Function of Project Manager

In relation to each Project, each party's Project Manager for that Project shall

(a)	co-ordinate all of that party's development work and other activities on that Project including facilitating and reporting the performance of that work;

(b)	arrange and attend, at each party's own cost, Project meetings as described in clause 8 (Project meetings) and other meetings, at intervals and locations as agreed between the parties from time to time, to discuss developments and resolve any issues. The Project Managers shall use all reasonable endeavours to resolve issues arising under the relevant Project Agreement but shall refer all problems which are outside their ordinary authority to appropriate members of the parties' senior management to resolve, and

(c)	prepare and agree regular reports in English.

7.3	Project Committee

The parties shall establish a committee for the purposes of implementing each Project Agreement (Project Committee) which shall be composed of each party's Project Manager for that Project Each party shall ensure that its Project Manager has sufficient authority to make the decisions required of the Project Committee to implement the function set out in clause 7.4.

7.4	Function of Project Committee

Without limiting clause 4.1 (Party's commitments), the implementation of each Project Agreement will be under the direction of the Project Committee for that Project The Project Committee shall consider and decide all things reasonably required in relation to its Project including:

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(a)	having general oversight of for all activities performed under the Project Agreement including discussing the progress and status of the Project;

(b)	considering, preparing and finalising detailed development and action plans;

(c)	preparing and submitting comprehensive progress reports to the JSC under clause 9 (Project reports); and

(d)	determining any other matter required to be determined by the Project Committee under this agreement.

For the avoidance of doubt, the Project Committee shall have no authority to amend this agreement or any Project Agreement.

7.5	Project Committee Voting and decisions

(a)	Each party has one vote for each decision made by the Project Committee.

(b)	All decisions of the Project Committee require unanimous approval of both parties. If the matters cannot be approved by unanimous vote, it shall be dealt with in accordance with clause 25.2 (Dispute resolution process).

(c)	The Project Committee shall jointly record the details of all decisions made.

(d)	Each party agrees to give effect to decisions made by the Project Committee.

8	Project meetings

8.1	Project meetings

The parties shall arrange (and attend at their own cost) meetings to discuss and review the progress and status of any Project, and consider proposals and agree actions in relation to that Project with a view to ensuring the due and proper completion of all Projects in accordance with the Project Agreement for that Project.

8.2	Project meeting requirements

(a)	Attendees and frequency: The Project Committee together with any other representatives of each party shall meet as per the Project Agreement, or as otherwise agreed by the Project Committee.

(b)	Location: Project meetings shall be held in a location as determined by the Project Committee, or by teleconference

(c)	Technology: A Project meeting may be held at two or more venues using any technology that gives the Project Committee and other duly authorised representatives of each party a reasonable opportunity to participate.

(d)	Notice: Unless otherwise agreed by the Project Committee, each Project Manager shall receive at least 5 Business Days' notice of each Project meeting. The notice shall include a draft agenda for comment, and shall be sent to other Project Manager by the coordinating Project Manager selected at the previous meeting

(e)	Coordinating Project Manager: Each Project meeting shall be led by a coordinating Project Manager appointed as agreed by the Project Committee.

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(f)	Papers: Unless otherwise agreed by the Project Committee papers for each Project meeting shall be circulated by the coordinating Project Manager selected at the previous meeting at least 5 Business Days prior to a Project meeting

(g)	Minutes: The coordinating Project Manager shall arrange preparation of minutes and for a copy of the minutes of each Project meeting (Including decisions made) to be given to each Project Manager as soon as practicable, but no later than 5 Business Days after each Project meeting. The minutes are to be approved by both parties within 10 Business Days after receipt.

8.3	Decisions of the Project Committee outside of Project meetings

Each party agrees that the Project Committee may make decisions outside Project meetings in accordance with the following requirements:

(a)	Email: Project Committee decisions that are made outside of Project meetings may only be made via email correspondence;

(b)	Correspondence: Each Project Manager shall be copied on emails that seek a decision of the Project Committee, and

(c)	Voting: Clause 7.5 applies in respect of any decision out of session.

(d)	Records: The coordinating Project Manager selected at the previous meeting shall prepare and file a copy of the decisions and circulate to each Project Manager.

9	Project reports

9.1	Progress reports

Each Project Committee shall:

(a)	prepare regular comprehensive written reports (in English) as determined by the JSC in relation to the progress of each Project and as otherwise set out in the relevant Project Agreement; and

(b)	submit its reports to the JSC on a pre-determined basis so they may be circulated to both parties as part of the papers poor to each JSC meeting.

9.2	Final and milestone completion reports

Within a reasonable time of completion of each Project (or any major phase of a Project as agreed by the Project Committee), the Project Committee shall:

(a)	prepare and agree a written report (in English) for that Project which sets out the work performed, and all Improvements and New IPR developed in sufficient detail to allow the parties to evaluate the commercial and scientific value of the results for that Project; and

(b)	submit that written report to the JSC.

10	Joint Steering Committee

10.1	Establishment

The parties shall establish a committee for the purposes of implementing this agreement and the Project Agreements (Joint Steering Committee or JSC).

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10.2	Function

Without limiting clause 4.1 (Party's commitments), the implementation of this agreement and all Project Agreements will be under the direction of the JSC. The JSC will consider and decide all things reasonably required in relation to this agreement and any Project Agreement including:

(a)	having general oversight of for all activities performed under this agreement or any Project Agreement;

(b)	establishing budgets and financial decision-making;

(c)	approving any Product, and its Project Agreement (and any changes to a Project Agreement), provided that the execution of the Project Agreement and any changes to a Project Agreement will be subject to each party's internal approval;

(d)	approving the strategy for communication about this agreement, a Product and any Project Agreement, including any public announcements and interactions with third parties, and

(e)	determining any other matter required to be determined by the JSC under this agreement.

10.3	Composition

Each party:

(a)	shall appoint 3 JSC representatives each to represent It on the JSC;

(b)	shall notify the other party in writing of the representative it has appointed;

(c)	shall, as far as practicable, seek to ensure longevity of each person's tenure as that party's JSC representative; and

(d)	may change its JSC representatives from time to time, and shall notify the other party of that change in writing.

10.4	Voting and decisions

(a)	Each party has one vote for each decision made by the JSC and each party shall direct its JSC representatives to exercise that vote together.

(b)	All decisions of the JSC require unanimous approval of both parties. If the matters cannot be approved by unanimous vote, it shall be dealt with in accordance with clause 25.2 (Dispute resolution process).

(c)	Each party agrees to give effect to decisions made by the JSC.

10.5	Chairperson

(a)	Each JSC meeting shall be led by a chairperson appointed m accordance with this clause 10.5 (Chairperson).

(b)	Unless otherwise agreed by the JSC

(i)	each Chairperson shall be appointed on an annual basis;

(ii)	each time a new Chairperson is required:

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(A)	one of the parties may nominate one of their JSC representatives to be the Chairperson in accordance with clause 10.5(b)(iii) on a rotating basis; and

(B)	the parties shall agree on, and appoint, the Chairperson from those nominees; and

(iii)	a party may only have a JSC representative as Chairperson for a maximum of one period each 12 months (such that each party will nominate a Chairperson on a revolving basis).

(c)	For the avoidance of doubt, the Chairperson retains the right to vote (without a superior voting right) on all matters before the JSC in accordance with clause 10.4.

(d)	The Chairperson is responsible for coordinating and providing leadership for the activities involved under the agreement and the Project Agreements, including circulating the agenda and the papers for any JSC meeting in accordance with the requirements of clause 10.6.

10.6	JSC meeting requirements

(a)	Frequency: The JSC shall meet every [***], or as otherwise agreed by the JSC.

(b)	Location: JSC meetings shall be held in a location as determined by the JSC.

(c)	Technology: A JSC meeting may be held at 2 or more venues using any technology that gives the JSC representatives a reasonable opportunity to participate.

(d)	Notice: Unless otherwise agreed by the JSC, each JSC representative shall receive at least [***]notice of each meeting of the JSC, from the Chairperson The notice shall include an agenda, and shall be sent to all JSC representatives.

(e)	Papers: Unless otherwise agreed by the JSC, papers for each JSC meeting shall be circulated at least [***] prior to a JSC meeting.

(f)	Minutes: The Chairperson shall arrange for a copy of the minutes of each JSC meeting to be given to each JSC representative and each party as soon as practicable, but no later than 10 Business Days after each JSC meeting The minutes may be approved by each party's JSC representatives by giving notice to the other JSC representatives and are taken to be approved if no notice is given within 10 Business Days after receiving the minutes. If approved or taken to be approved by each party's JSC's representatives, the minutes shall be signed by the Chairperson of the relevant meeting and are then conclusive evidence of the proceedings and decisions of the JSC meeting to which they relate.

10.7	Decisions of the JSC outside of JSC meetings

Each party agrees that the JSC may make decisions outside JSC meetings in accordance with the following requirements:

(a)	Email: JSC decisions that are made outside of JSC meetings may only be made via email correspondence;

(b)	Correspondence: Each JSC representative shall be copied on emails that seek a decision of the JSC; and

(c)	Voting: Clause 10.4 applies in respect of any decision out of session.

(d)	Records: The Chairperson shall prepare and file a copy of the decisions and circulate in accordance with clause 10.6(f).

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11	Personnel

11.1	Personnel

(a)	Where the parties agree that the Project shall be performed by certain key Personnel of either party, those Personnel shall be named in the Project Agreement for that Project and shall perform the Project unless agreed otherwise by the Project Committee for that Project.

(b)	Each party shall use only Personnel who have adequate training, and sufficient qualifications and experience to perform the Project Each party shall ensure its Personnel comply with all the obligations imposed on that party under this agreement and the applicable Project Agreement.

(c)	A party's Personnel are not employees, representatives or agents of the other party. Each party will be entirely responsible for and pay all fees, wages, salaries withholding taxes, unemployment taxes, workers' compensation insurance premiums and other sums required by law to be paid m connection with its Personnel.

11.2	Subcontractors

(a)	Unless otherwise specified in this agreement, the applicable Project Agreement or separately agreed by the parties in writing, a party shall not use subcontractors to perform any of its obligations under a Project Agreement without the prior written consent of the other party (which consent shall not be unreasonable withheld or delayed). If a party has not responded to a notice from the other party requesting consent within [***] of receipt of the notice, consent is deemed to have been given by the party.

(b)	Where a party uses subcontractors to perform any of its obligations under a Project Agreement, that party:

(i)	shall ensure those subcontractors have agreed to:

(A)	confidentiality obligations at least as restrictive as those set out in this agreement; and

(B)	obligations regarding the rights to use any Intellectual Property Rights, and assignment of any Improvements and New I PR developed by those subcontractors (other than Background IPR of those subcontractors) consistent with and at least as restrictive as those set out in this agreement or the relevant Project Agreement; and

(ii)	remains primarily liable to the other party for all acts of the subcontractors as if they were employees of the first party acting within the scope of their authority.

12	Records and inspection

12.1	Records

Each party shall keep clear, full, accurate and up to date records together with any relevant supporting material of all:

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(a)	details of Sales of Products, the deductions used to calculate the Net Sales value and any other information necessary to enable the other party to verify the calculation of royalties payable;

(b)	its activities performed in connection with this agreement and all Project Agreements (Activities);

(c)	materials including laboratory notebooks, worksheets, records reports and data obtained or generated in the course of undertaking its Activities;

(d)	time, costs and expenses incurred in undertaking its Activities, and

(e)	all Personnel, materials, products, parts and equipment used m connection with undertaking its Activities,

(together, Records).

12.2	Record retention

Each party shall retain all Records during the term and for the longer of

(a)	the period of time required by any Regulatory Requirements; or

(b)	[***] after the date of termination or expiry of the relevant Project Agreement; or

(c)	[***] after the period during which sales continue and Royalties are payable to either party.

12.3	Inspection

(a)	Until the expiry of the retention period set out in clause 12.2, upon reasonable prior written notice from a party, the other party shall, during normal business hours and with minimum interference with the other party's business operation:

(i)	make available its Records, and relevant Personnel;

(ii)	allow reasonable access to its premises and procure access to the premises, records and relevant personnel of its subcontractors where relevant; and

(iii)	provide all reasonable information and assistance,

to the notifying party and its Personnel (including an independent auditor selected by the first party), and any other relevant competent government or regulatory authority for the purposes of monitoring and carrying out an audit of that other party's compliance with this agreement and any Project Agreement including all activities and the calculation of any royalties and charges as may be reasonably appropriate having regard to the nature and progress of the relevant Project at any time or as may be required to comply with Regulatory Requirements (Audit) The first party may take copies of or extracts from that other party's Records for the purposes of carrying out the Audit. Before performing an Audit, any auditor shall agree to maintain the confidentiality at least as restrictive as those set out in this agreement of a party's Records and not disclose to third parties the contents of any Records.

(b)	In the event that an Audit reveals a discrepancy in the royalties or other amounts paid from those payable under this agreement or a Project Agreement, a party shall refund any overpayment and a party shall pay any underpayment immediately. Where an Audit undertaken by one party reveals an underpayment the other party which exceeds [***] of the total royalties payable for the Royalty Period under audit, the other party shall pay for the cost of the Audit otherwise the first party shall pay for the cost of the Audit

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13	Access to premises

13.1	Access to a Partner's premises

(a)	Subject to clauses 13.2 and 13.3 and clause 18 (Confidentiality), a party may allow certain pre-approved and nominated Personnel of the other party access (during business hours, on reasonable notice) to designated areas within the first party's premises to the extent reasonably required to enable the other party to participate in a Project in accordance with the terms of this agreement and the applicable Project Agreement for that Project.

(b)	A party may at any time (acting reasonably) deny access to another party or remove its Personnel from the list of approved Personnel of that party (whether temporarily or permanently) where that party breaches any of the provisions of clauses 13.2 or 13.3 or clause 18 (Confidentiality).

13.2	Comply with a party's policies

A party shall comply, and shall ensure that its Personnel comply, with all reasonable security, privacy, confidentiality, health and safety, and office conduct policies and procedures notified to that party and reasonable directions of the other party whilst on that other party's premises.

13.3	Minimal disruption

A party shall ensure that its Personnel will cause no more than minimal disruption to the other party while accessing that other party's premises in accordance with this agreement and the applicable Project Agreement.

14	Intellectual Property Rights

14.1	Product Intellectual Property Rights

Prior to commencing the implementation of a Project Agreement for a Product each party shall undertake searches to determine and confirm the status (significant or otherwise) of Intellectual Property Rights for that Product in strategic countries in that party's Territory. The JSC and the Project Committee for the relevant Project shall take into account the results of each party's searches and agree an appropriate Intellectual Property Rights strategy for the implementation of that Project.

14.2	Background IPR

(a)	Each party shall give full disclosure to the other party of all Background IPR owned or licensed by it which is relevant to a Project.

(b)	All Background IPR is and shall remain the exclusive property of the party owning it (or, where applicable, the third party from whom its right to use the Background IPR has derived) and nothing in this agreement or any Project Agreement shall operate to transfer any Background IPR of one party to the other party.

(c)	Each party grants to the other party a royalty-free, non-exclusive licence to use the first party's Background IPR to the extent necessary to perform the Project in the other party's Territory together with a right to sub-license to any subcontractor performing services for and on behalf of the other party in accordance with clause 11.2 (Subcontractors).

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14.3	Improvements

Except as agreed otherwise in a Project Agreement, any modifications, enhancements or improvements of a party's Background IPR and all associated Intellectual Property Rights (Improvements) will be owned by that party regardless of who created the Improvements but they will be treated as Background IPR for the purposes of the licence granted to the other party under clause 14.2(c). Each party assigns to the other party any rights, title and interest the first party may have in the Improvements so as to perfect the other party's ownership in the Improvements.

14.4	New IPR

Any new Intellectual Property Right created, generated, developed, derived conceived or first reduced to practice in the course of activities performed by a party in relation to a Project or otherwise under this agreement or a Project Agreement, which is not derived from either party's Background IPR or Improvements and all associated Intellectual Property Rights (New IPR), will be owned by the parties in shares to reflect the respective inventive contribution of each party to that New IPR as determined by the principles of United Kingdom patent law unless specified otherwise m the relevant Project Agreement. The parties may assign or license their rights to any New IPR to each other in relation to a Project as specified in the relevant Project Agreement or as otherwise agreed between the parties at any time.

14.5	Third party Intellectual Property Rights

If a party licenses any Intellectual Property Rights from a third party in relation to a Project, that party shall make reasonable efforts to ensure that the other party receives a licence from that third party for those Intellectual Property Rights upon equal terms for use in the other party's Territory.

14.6	Registration

(a)	Except where otherwise agreed by the parties or expressly provided otherwise in a Project Agreement, if any New IPR for a Product is.

(i)	wholly owned by one party, that party shall use all reasonable endeavours to carry out, at its own expense the drafting, filing and prosecution of all patent applications and the maintenance and extension, of all patent registrations comprised in the New IP in those parts of the world to the extent required to provide reasonable patent protection for that Product for the term of the relevant Project Agreement; and

(ii)	jointly owned by the parties, Vaccitech shall use all reasonable endeavours to carry out the drafting, filing and prosecution of all patent applications and the maintenance and extension, of all patent registrations comprised in the New IP in those parts of the world to the extent required to provide reasonable patent protection for that Product for the term of this agreement in consultation with CanSino (Joint Project Patents) The parties shall share all costs in relation to these patent applications and registrations as agreed at the time or set out in the relevant Project Agreement.

(b)	Before abandoning any Joint Project Patents in any country or withholding payment of any fee necessary for procuring or keeping in force a Project Patent in any country upon the expiry of earlier termination of a Project Agreement relevant to that Joint Project Patent, Vaccitech shall give CanSino at least [***] prior written notice of Vaccitech s intended course of action. Before the expiry of the notice period, CanSino may re-quest the assignment of Vaccitech's rights to the Joint Project Patent from Vaccitech to CanSino on terms to be agreed by the parties at the time.

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14.7	Infringement

A party shall notify the other party m writing immediately, giving full particulars, if it becomes aware of any of the following:

(a)	any actual suspected or threatened infringement or any actual, suspected or threatened unauthorised disclosure, misappropriation or misuse of any New IPR by a third party;

(b)	any actual or threatened claim that any patent application or registered patent m relation to any New IPR or related Background IPR is invalid;

(c)	any actual or threatened opposition to any patent application or registered patent in relation to any New IPR or related Background IPR;

(d)	any claim made or threatened that any New IPR or related Background IPR infringes the rights of any third party;

(e)	any person applies for, or is granted, a patent by reason of which that person may be or has been, granted rights that conflict with any New IPR or related Background IPR;

(f)	any other form of attack, charge or claim to which the New IPR or related Background IPR may be subject; and

(g)	if the notifying party proposes to issue proceedings for the revocation of or opposition to any patent or patent application of any third party for the purpose of more effectively implementing the notifying party's rights of exploitation of any New IPR or related Background IPR, and the parties shall discuss appropriate steps to take in the circumstances to properly protect the New IPR or related Background IPR including bringing legal proceedings. Neither these discussions nor any delay in an agreement between the parties regarding appropriate steps to take shall prevent either party taking whatever steps it believes appropriate to properly protect the New IPR and related Background IPR in its Territory.

14.8	Further efforts

Each party agrees to execute (and, to the extent necessary, procure that any of its Personnel involved in a Project execute) all documents and assignments and do (and, to the extent necessary, procure that any of its Personnel involved in a Project do) all things as may be reasonably necessary to perfect the other party's Wie to Intellectual Property Rights or to register the other party as owner of registrable rights in accordance with this agreement and the relevant Project Agreement.

15	Exploitation

15.1	Background IPR

Each party grants to the other party a non-exclusive licence to use the first party's Background IPR to the extent necessary to commercialise and exploit New IPR and Products in the other party's Territory together with a right to sub-license (each sublicence to have no further right to sublicense) subject to the payment of milestone payments and royalties in accordance with the Project Agreement for those Products.

15.2	New IPR and Products

Each party grants to the other party an exclusive licence to use the first party's New IPR to the extent necessary to commercialise and exploit Products developed using that New IPR in the other party's Territory together with a right to sub-license (each sublicence to have no further right to sublicense) subject to the payment of milestone payments and royalties in accordance with the Project Agreement for those Products.

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15.3	Pursue exploitation

Each party agrees to use commercially reasonable endeavours to exploit the New IPR licensed to it by the other party under a Project Agreement and maximise Net Sales of Products developed using that New IPR m the first party's Territory during the term of the Project Agreement including:

(a)	obtaining all necessary regulatory approvals in countries throughout its Territory for the exploitation of the Products;

(b)	using its best endeavours to sell and market the Products in all countries in the Territory;

(c)	seeking to maximise the royalties and milestone payments paid to the other party;

(d)	not engaging in any exploitation of the New IPR and Products in competition with the purpose contemplated by this agreement and the Project Agreement;

(e)	not engaging In any exploitation of the New IPR and Products other than in accordance with this agreement and the Project Agreement; and

(f)	comply with all Regulatory Requirements relating to the importation distribution, testing sale, supply or manufacture of the Products,

15.4	Regulatory authorities

(a)	The parties shall review and agree any regulatory documents and correspondence related to a Product prior to submission to a regulatory authority in any country. A party shall provide copies and where appropriate summary translations into English of all minutes of meetings with regulatory authorities and correspondence in relation to a Product to the other party

(b)	Each party shall provide to the other party any information and assistance reasonably requested by the other party for any regulatory filing or compliance activities relating to a Product in its Territory.

15.5	Patent markings

Each party shall include, and shall ensure that its sublicensees include, relevant patent or patent application numbers on all packaging and promotional material for any Products in compliance with the Regulatory Requirements of each country in that party s Territory where the Products are supplied, sold or distributed

16	Financial obligations

16.1	Milestone payments

Each party shall pay to the other party any milestone payments in accordance with the Project Agreement for that Product.

16.2	Royalties

Each party shall pay to the other party ongoing royalties on Net Sales in its Territory in relation to each Product Sold at the rate set out in the Project Agreement for that Product.

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16.3	Royalty reports

At the same time as payment of the royalties falls due under clause 16 2 each party shall supply a written report for the relevant Royalty Period to the other party showing:

(a)	identification by quantity and description of Products Sold or transferred by the first party or any sub-licensees of the first party;

(b)	the total royalties payable for that Royalty Period;

(c)	the deductions used to calculate the Net Sales value and any other information necessary to enable the other party to verify the calculation of royalties payable for that Royalty Period; and

(d)	details of payments and royalties received from sublicensees including the deductions used to calculate the Net Sales value and any other information necessary to enable the other party to verify the calculation of royalties payable by a party's sublicensee to that party for that Royalty Period.

16.4	Invoices

If a Project Agreement provides that a party shall pay the other party any amount, the other party shall deliver to the first party an invoice for payment of amounts payable in accordance with the Project Agreement Subject to clause 16.7, all amounts payable are stated exclusive of value added tax, or any other taxes or duties (if any) payable.

16.5	Payment

(a)	Within [***] of the date of the end of each Royalty Period, each party shall pay the other party the royalties payable for that Royalty Period.

(b)	Within [***] of the due date for any milestone payment as set out in the relevant Project Agreement, each party shall pay the other party that milestone payments.

(c)	Each party shall pay all other amounts properly due and undisputed in respect of any validly presented invoice within [***] of the date of receipt by that party of the invoice for those amounts.

(d)	Within [***] of the date of receipt by a party of an invoice from the other party, the first party shall notify the other party of any genuinely disputed amount and the reasons for the dispute. If no dispute is raised by the first party to the other party in relation to an invoice, the invoice is deemed to be undisputed.

(e)	A party shall pay all disputed amounts in respect of any invoice within [***] of the dispute being resolved by the parties.

(f)	Subject to clause 16 7, each party shall pay all amounts properly due and undisputed under this agreement or a Project Agreement in full without any set-off, counterclaim or deduction.

16.6	Currency

All payments shall be made in pounds sterling. Where CanSino calculates the royalties in RMB, CanSino shall convert those royalties into pounds sterling [***].

16.7	Taxes

If the royalties, milestone payments and any other amounts payable by a party under this agreement or a Project Agreement are subject to withholding tax, charge, deduction or other like withholding, that party may withhold monies and pay any tax upon its payments to the other party where that income tax is due and payable by the other party provided that the first party uses all reasonable efforts to obtain any available exemption from the payment of that income tax and gives the other party a tax certificate or similar official record for any payment of income tax.

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16.8	Interest

Each party shall pay interest on any overdue payments from the date the payment is due until the day of payment (both dates inclusive) at [***] per annum calculated on a daily basis from the due date until payment of the overdue amount payable is received by the other party in cleared funds. The parties agree that this constitutes a substantial remedy in terms of the Late Payments of Commercial Debts (Interest) Act 1998 (UK). Each party shall pay the interest together with the overdue amount.

16.9	Additional information

Where reasonably requested by a party, the other party shall supply additional information regarding any invoice or royalty report as necessary for the first party to confirm that the correct amounts have been paid by the other party under this agreement or any Project Agreement.

17	Termination

17.1	Termination

This agreement or a Project Agreement may be terminated'

(a)	by mutual agreement of the parties;

(b)	by either party immediately by written notice to the other party if the other party commits a material breach of this agreement or a Project Agreement and either:

(i)	the breach is not capable of being cured; or

(ii)	the breach is capable of being cured and the other party fails to cure the breach within [***] of being notified m writing of the breach by the party giving the notice;

(c)	by either party immediately by written notice to the other party if the other party commits persistent breaches of this agreement;

(d)	by either party immediately by written notice to the other party if the other party uses or permits a third party to use the first party's Background IPR or New IPR outside the scope of licences granted to it under this agreement or a Project Agreement without the first party's prior written consent, or otherwise infringes the first party's Background IPR or New IPR;

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(e)	by either party immediately by written notice to the other party if the other party:

(i)	fails to pay any amount due under this agreement on the due date for payment and remains in default not less than a further [***] after being notified in writing that it is in default and to make such payment;

(ii)	suspends, or threatens to suspend, payment of its debts (unless those debts are the subject of a genuine dispute) or is unable to pay its debts as they fall due or admits inability to pay its debts;

(iii)	takes any step or action for or in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent amalgamation or restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent amalgamation or restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction; or

(iv)	suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; and

(f)	by either party in accordance with clause 27.2 (Force majeure).

17.2	Automatic termination

(a)	A Project Agreement shall terminate automatically if OUI does not consent or withdraws any consents granted under clause 3.2(a) relevant to that Project Agreement and Vaccitech, acting reasonably, does not contest such withdrawal of consent.

(b)	If:

(i)	any Background IPR necessary for a Project is licensed from OUI to Vaccitech under the OUI Licence of Technology and the OUI Licence of Technology expires or is terminated earlier; and

(ii)	using all reasonable endeavours, the parties cannot agree upon a modification to the Project (or relevant Product) in order to continue without using that Background IPR,

that Project Agreement shall terminate automatically.

17.3	Consequences of termination

(a)	The expiry or termination of one Project Agreement does not terminate another Project Agreement or this agreement. The early termination of this agreement terminates all Project Agreements. Despite the expiry of the Term of this agreement, the agreement is deemed to continue and apply to any outstanding Project Agreement until the expiry or earlier termination of that Project Agreement, unless otherwise agreed by the parties.

(b)	Subject to clause 17 3(c) and unless otherwise agreed by the parties, on expiry or earlier termination of a Project Agreement, whether for breach or otherwise, each party shall:

(i)	bring all relevant sub-licences from that party to third parties to an end on the same date;

(ii)	pay all outstanding royalties, milestone payments and other sums due or that have become due to the other party under the Project Agreement;

(iii)	provide the other party with details of the stocks of Products relevant to that Project Agreement held at the point of termination;

(iv)	cease to use or exploit any jointly-owned New IPR, provided that this restriction does not apply to know-how or Confidential Information which has entered the public domain through no fault of that party, and that that party may continue to use the jointly-owned New IPR in order to meet any specific existing binding commitments already made by that party at the date of termination and requiring delivery of Products within the next [***]; and

(v)	subject to clause 17.3(b)(iv), destroy all other Products relevant to that Project Agreement and confirm m writing the destruction thereof if those Products use any jointly-owned New IPR, or any Intellectual Property Rights owned or licensed from the other party.

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(c)	Except in the event of termination of a Project Agreement by CanSino for breach by Vaccitech, upon expiry or earlier termination of a Project Agreement, CanSino grants Vaccitech a non-exclusive, royalty-free, worldwide, perpetual, irrevocable licence to use any CanSino Background IPR, CanSino New IPR or jointly-owned New IPR used to develop, incorporated in, or referenced in any Product which is the subject of that Project Agreement to the extent necessary for Vaccitech to undertake research, development, manufacture, Sell or otherwise commercialise any Product which is the subject of that Project Agreement together with a right to sub-license to third parties for those purposes.

(d)	Expiry or termination of this agreement or a Project Agreement, whether for breach or otherwise shall not relieve a party of its obligation to accrue and pay royalties to the other party under the provisions of clause 16 (Financial obligations) for the duration of any notice period and in respect of any dealings in Products permitted by clause 17.3(b).

(e)	Despite clauses 17.1 and 17.2, any rights of the parties accrued prior to expiry or termination of this agreement, or prior to expiry or termination of a Project Agreement, and clauses 5.3 (Risk to Product development), 6.1(e) (Materials), 12 2 and 12.3 (Records and inspection), 14 (Intellectual Property Rights), 16 (Financial obligations), 17.3 (Consequences of termination), 18 (Confidentiality), 18.9 (Data Protection), 20 (Publication), 21 (Representations and warranties), 22 (Liability), 25 (Disputes), 26 (Notices and other communications) and 28 (General) survive expiry or termination of this agreement for any reason.

18	Confidentiality

18.1	Treatment of Confidential Information

Each party acknowledges that the Confidential Information of the other party is valuable to the other party. Each party undertakes to keep the Confidential Information of the other party secret and to protect and preserve the confidential nature and secrecy of that Confidential Information.

18.2	Use of Confidential Information

A party receiving Confidential Information (Recipient) may only use the Confidential Information of the party disclosing Confidential Information (Discloser) for the purposes of performing the Recipient's obligations or exercising the Recipient's rights under this agreement.

18.3	Disclosure of Confidential Information

A Recipient may not disclose Confidential Information of the Discloser to any person except:

(a)	Personnel of the Recipient who require it for the purposes of this agreement;

(b)	with the prior written consent of the Discloser;

(c)	if the Recipient is required to do so by law or a stock exchange; or

(d)	if the Recipient is required to do so in connection with legal proceedings relating to this agreement.

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18.4	Disclosure by Recipient

A Recipient disclosing Confidential Information under clauses 13.3(a), 18.3(b) or 18.3(d) shall use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the information except in accordance with this agreement and the Recipient will be responsible for any act or omission of that person in relation to the Confidential Information as if it was the Recipient's own act or omission.

18.5	Protecting Confidential Information

(a)	The Recipient shall take reasonable steps to protect the Confidential Information of the Discloser and keep it secure from any unauthorised use or disclosure.

(b)	The Recipient shall promptly notify the Discloser on becoming aware of any use or disclosure of its Confidential Information in breach of this agreement, and shall cooperate with the Discloser to Investigate that breach and mitigate any adverse impact on the Discloser.

18.6	Return or destruction of Confidential Information

Subject to clause 18.7, on the Discloser's request, the Recipient shall immediately destroy or deliver to the Discloser all documents or other materials containing or referring to the Discloser's Confidential Information which are:

(a)	in the Recipient's possession, power or control; or

(b)	in the possession, power or control of persons who have received Confidential Information from the Recipient under clauses 18 3(a) or 18.3(b).

18.7	Exceptions

The obligation in clause 18 6 does not apply to Confidential Information of the Discloser that the Recipient requires in order to perform its obligations under this agreement or is otherwise entitled to retain to comply with Regulatory Requirements, including the rules of the relevant stock exchange.

18.8	Publicity

(a)	Neither party may make any statement, press release or other announcement relating to this agreement a Project Agreement, a Product, or the other party (Publicity) without the other party's prior written consent as to form, timing and content.

(b)	If any Regulatory Requirements including the rules of the relevant stock exchange require a party to release any Publicity:

(i)	that party shall submit to the other party a copy of the proposed Publicity as early as possible prior to its required release; and

(ii)	the other party shall use all reasonable efforts to notify the first party of its consent to the proposed Publicity or any objections by the date required by the first party.

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18.9	OUI

(a)	Neither party may use the name of OUI, the University, or any inventor of the Intellectual Property Rights licensed to Vaccitech under the OUI Licence of Technology, in any Publicity without the prior written consent of OUI. Each party acknowledges that OUI may enforce its rights under this clause 18.9(a) despite not being a party to this agreement.

(b)	If Vaccitech's Confidential Information contains any confidential information of OUI, the parties acknowledge that OUI may enforce this clause 18 despite not being a party to this agreement.

(c)	For the purposes of this clause 18.9, the "University" means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford 0X1 2JD, England.

19	Data protection

19.1	Definitions

For the purposes of this clause 19, unless the contrary intention appears, the following words and phrases have the following meanings:

Data Protection Legislation means the General Data Protection Regulation ((EU) 2016/679) and any other directly applicable European Union regulation relating to privacy, any data protection legislation from time to time in force in the United Kingdom and China, and any other data protection or privacy legislation applicable in the relevant jurisdiction.

Data controller, data subject, personal data, processing, and appropriate technical and organisational measures have the meanings as set out in the Data Protection Legislation in force at the time.

Permitted Recipients means the parties, the Personnel of each party, sublicensees of a party, and any third parties engaged to perform obligations in connection with this agreement including regulatory authorities.

Shared Personal Data means any personal data to be shared between the parties under this agreement or a Project Agreement.

19.2	Shared Personal Data

This clause 19 sets out the framework for the sharing of personal data between the parties as data controllers. Each party acknowledges that one party (Data Discloser) will regularly disclose to the other party (Data Recipient) Shared Personal Data collected by the Data Discloser for the purposes of this agreement and any Project Agreement.

19.3	Compliance with Data Protection Legislation

(a)	Each party shall comply with all applicable requirements of the Data Protection Legislation in relation to the Shared Personal Data and any activities undertaken in relation to this agreement and any Project Agreement.

(b)	Any material breach of the Data Protection Legislation by one party in relation to the Shared Personal Data, or any activities undertaken by that party in relation to this agreement or any Project Agreement, shall be considered to be a material breach of this agreement and give grounds to the other party to terminate this agreement under clause 17.1(b) (Termination).

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19.4	Obligations

In relation to the Shared Personal Data and any activities undertaken in relation to this agreement and any Project Agreement, each party shall:

(a)	ensure that it has all necessary notices and consents in place to enable lawful transfer of the Shared Personal Data to the Permitted Recipients for the purposes of this agreement and any Project Agreement;

(b)	give full information to any data subject whose personal data may be processed under this agreement of the nature such processing. This includes giving notice that, on the termination of the relevant Project Agreement, personal data relating to them may be retained by or, as the case may be, transferred to one or more of the Permitted Recipients, their successors and assignees;

(c)	process the Shared Personal Data only for the purposes of this agreement and any Project Agreement;

(d)	not disclose or allow access to the Shared Personal Data to anyone other than the Permitted Recipients;

(e)	ensure that all Permitted Recipients are subject to written contractual obligations concerning the Shared Personal Data (including obligations of confidentiality) which are no less onerous than those imposed by this agreement;

(f)	ensure that it has m place appropriate technical and organisational measures to protect against unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data; and

(g)	unless absolutely necessary or required to comply with Regulatory Requirements, only disclose or share data relating to individuals in a de- identified or anonymised format.

19.5	Mutual assistance

Each party shall assist the other in complying with all requirements of the Data Protection Legislation applicable to the other party's obligations under this agreement or any Project Agreement. In particular, each party shall:

(a)	consult with the other party about any notices given to data subjects in relation to the Shared Personal Data;

(b)	promptly notify the other party about the receipt of any data subject access request;

(c)	provide the other party with reasonable assistance in complying with any data subject access request;

(d)	not disclose or release any Shared Personal Data in response to a data subject access request without first consulting the other party wherever possible,

(e)	provide reasonable assistance the other party, at the cost of the other party, in responding to any request from a data subject and in ensuring compliance with its obligations under the Data Protection Legislation with respect to security, breach notifications, impact assessments and consultations with supervisory authorities or regulators;

(f)	notify the other party without undue delay on becoming aware of any breach by it of the Data Protection Legislation;

(g)	at the written direction of the Data Discloser, delete or return Shared Personal Data and copies thereof to the Data Discloser on expiry or earlier termination of the relevant Project Agreement unless required to retain the personal data by any Regulatory Requirements;

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(h)	use compatible technology for the processing of Shared Personal Data to ensure that there is no lack of accuracy resulting from personal data transfers;

(i)	maintain complete and accurate records and information to demonstrate its compliance with this clause 19; and

(j)	provide the other party with contact details of at least one employee as point of contact and responsible manager for all issues arising out of the Data Protection Legislation, including the joint training of relevant staff, the procedures to be followed in the event of a data security breach, and the regular review of the parties' compliance with the Data Protection Legislation.

20	Publication

(a)	Subject to clause 20(d), each party shall submit to the other party a copy of any proposed manuscript, abstract, paper, journal article, oral presentation or poster presentation relating to New IP, a Project or a Product (Publication) at least 30 days prior to its proposed publication or submission to any organisation for publication.

(b)	Subject to clause 20(d), within 30 days of receipt of a proposed Publication, the other party shall notify the first party if the other party objects to the Publication on the basis that it contains any of the other party's Confidential Information or if the other party wishes to defer publication for up to 120 days to enable it to seek patent protection for any New IP owned by it.

(c)	A party may proceed with the Publication if no objections are received from the other party within the 30 day period, or if the Publication is amended to remove any reference to the other party's Confidential Information or New IP.

(d)	If any Regulatory Requirements including the rules of the relevant stock exchange require a party to publish a Publication or submit a Publication to an organisation for publication:

(i)	that party shall submit to the other party a copy of the proposed Publication as early as possible prior to its required publication or submission; and

(ii)	the other party shall use all reasonable efforts to notify the first party of its consent to the Publication or any objections under clause 20(b) by the date required by the first party.

(e)	If a proposed Publication submitted by CanSino to Vaccitech for review includes any confidential information of OUI, CanSino acknowledges that Vaccitech is required to submit the proposed Publication to OUI for review and approval for release under the terms of the OUI Licence of Technology Each party acknowledges that OUI may enforce its rights under this clause 18 despite not being a party to this agreement.

21	Representations and warranties

21.1	Representations and warranties

Each party represents and warrants to the other party that:

(a)	it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(b)	it has power to enter into this agreement and each Project Agreement, to comply with its obligations under them and exercise its rights under them;

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(c)	subject to clause 3.2 (Conditions precedent), it is the owner or has the right to license its Background IPR in accordance with this agreement and each Project Agreement;

(d)	the entry by it into, its compliance with its obligations and the exercise of its rights under, this agreement and each Project Agreement do not and (to the best of its knowledge) will not infringe the rights of any third party (including Intellectual Property Rights) or conflict with any other obligation which it may have during the term of this agreement or any Project Agreement; and

(e)	use of its Background IPR in a Project will not, so far as it is aware, infringe the rights of any third party It will use all reasonable endeavours (including, by conducting searches of all relevant public registers) to ensure that its use of the New IP shall not infringe the rights of any third party. No third party has threatened or, so far as it is aware, is currently threatening proceedings in respect of such infringement, and none of its Background IPR is the subject of any actual or, so far as it is aware, threatened challenge, opposition or revocation proceedings

The representations and warranties given under this clause 21.1 are continuing obligations for the duration of the Term and the term of each Project Agreement.

21.2	Exclusions

To the extent permitted by law, each party excludes all implied terms, representations and warranties whether statutory or otherwise relating to the subject matter of this agreement or any Project Agreement other than as expressly set out in this agreement or any Project Agreement.

22	Liability

22.1	Indirect and consequential damages

Subject to clause 22.3, a party shall not be liable to the other party m connection with this agreement or a Project Agreement for any indirect, incidental, special, punitive, or consequential damages, or for loss of use, loss of business information, loss of revenue, or interruption of business, whether in contract, tort, negligence, breach of statutory duty or otherwise whatsoever or howsoever arising out of or in connection with this agreement a Project Agreement or a Product.

22.2	Limitation of liability

Subject to clause 22.3, the maximum aggregate liability (whether actual, contingent or prospective), including for any damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description) irrespective of when the acts, events or things giving rise to the liability occurred of a party {and any of its related bodies corporate) under or in relation to this agreement, a Project Agreement or a Product whether in contract, tort (including negligence), under law or otherwise will be limited to the amount of [***].

22.3	Exclusions from limitation of liability

Nothing in this agreement or a Project Agreement limits or excludes the liability of a party (and its related bodies corporate) for;

(a)	liability for fraud or criminal conduct;

(b)	liability which cannot be excluded or limited by law; or

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(c)	liability for:

(i)	personal injury or death (including illness) of any person;

(ii)	product liability;

(iii)	infringement of any third party's Intellectual Property Rights, and

(iv)	breach of its obligations under clauses 14 (Intellectual Property Rights), 18 (Confidentiality), 19 (Data protection) or 24 (Anti-bribery),

in each case caused by or arising out of or in any way in connection with any act or omission (including negligence) of a party, its Personnel or its related bodies corporate.

22.4	Insurance

Each party shall maintain, at its own expense, appropriate insurance cover with reputable insurers including professional indemnity, clinical trials, workers compensation, errors and omissions, fidelity and public liability insurance for the Term and the term of any Project Agreement (whichever is the later) and for at least [***] following in respect of its potential liability under this agreement and any Project Agreement however arising.

22.5	Severability

The parties expressly agree that should any limitation or provision contained in this clause 22 be held invalid under any applicable law, it will to that extent be deemed omitted or amended.

23	Indemnity

23.1	Indemnity

Subject to clause 23.2, each party indemnifies the other against any and all losses, liabilities, claims, actions, damages, proceedings, demands, costs, charges and expenses (Losses) incurred by the other party resulting from or in connection with, directly or indirectly

(a)	infringement by the first party of any third party's Intellectual Property Rights; and

(b)	breach by the first party of its representations and warranties under clause 21 1 (Representations and warranties), and obligations including without limitation under clauses 14 (Intellectual Property Rights), 18 (Confidentiality), 19 (Data protection) or 24 (Anti-bribery), except to the extent that the Losses arose from any act, default or omission by the first party, including without limitation, any act, default or omission which is in breach of this agreement or a Project Agreement

23.2	Terms of indemnification

(a)	If any claim is mace by a third party against a party indemnified under clause 23 1 (Indemnitee), the Indemnitee shall be defended by the party that is obliged to indemnify the Indemnitee under clause 23.1 (Indemnifying Party) at the Indemnifying Party's sole expense by counsel selected by Indemnifying Party and reasonably acceptable to the Indemnitee provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defence of any such claim or action, subject to the terms of this clause 23.

(b)	The Indemnifying Party may settle any claim, demand, action or other proceeding or otherwise consent to an adverse judgment:

(i)	with prior written notice to the Indemnitee but without the consent of the Indemnitee if the only Liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment; or

(ii)	in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld delayed or conditioned.

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(c)	The Indemnitee shall notify the Indemnifying Party promptly of any claim, demand, action or other proceeding for which it seeks indemnification hereunder. Indemnitee shall not settle or otherwise consent to an adverse judgment in any such claim, demand action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party, unless Indemnitee first releases the Indemnifying Party from its obligations under this clause 23.

24	Anti-bribery

(a)	In relation to any activities undertaken m relation to this agreement, any Project Agreement or any Product each party shall:

(i)	comply with all Regulatory Requirements which apply to it or its activities and which relate to anti-bribery or anti-corruption (or both), including the Bribery Act 2010 (UK) and the anti-bribery laws and regulations applicable in China;

(ii)	not do anything which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 (UK) if It had been carried out in the United Kingdom;

(iii)	have policies and procedures (including adequate procedures as determined in accordance with section 7(2) of the Bribery Act 2010 (UK) and any guidance issued under section 9 of the Bribery Act 2010 (UK)) to ensure compliance with paragraphs (i) and (ii) above;

(iv)	follow and enforce the policies and procedures referred to in paragraph (iii) above;

(v)	promptly report to the other party any request or demand for any undue financial or other advantage of any kind received by it.

(vi)	provide evidence of compliance with this clause 24 as the other party may reasonably request from time to time and

(vii)	keep accurate and up to date records and becks of account showing all payments made by it in connection with this agreement, any Project Agreement, and any Product which records and books of account shall be sufficient to allow the other party to verify compliance with this clause 24.

(b)	Each party shall ensure that its Personnel and any other person associated with it (as determined in accordance with section 8 of the Bribery Act 2010 (UK)) who is involved in a Project is involved in the Project only on the basis of a written contract which imposes on that person terms equivalent to those imposed on that party in this clause 24 and that party shall be liable to the other party for any breach of those terms by the first party's Personnel or any other person associated with it.

25	Disputes

25.1	Compliance with this clause

The parties agree not to commence any legal proceedings in respect of any dispute arising under this agreement which cannot be resolved by informal discussion, until the procedure provided by this clause 25 has been used.

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25.2	Dispute resolution process

The parties agree that any dispute arising under this agreement is dealt with as follows:

(a)	the party claiming that there is a dispute will send the other party a written notice stating that:

(i)	it is a notice under this clause 25.2(a); and

(ii)	specifying in reasonable detail

(A)	the nature of the dispute; and

(B)	the matters on which the parties are unable to agree at the date of the notice of the dispute;

(b)	the parties shall try to resolve the dispute through direct negotiation and shall use all reasonable endeavours acting in good faith to resolve the dispute by joint discussions in accordance with the following escalation procedure:

(i)	if the dispute is not resolved within [***] from the date of the notice in clause 25.2(a) (Notice Date) by persons whom they have given authority to resolve the dispute, the dispute shall be referred by either party for further resolution to the Joint Steering Committee which shall meet to resolve and settle the dispute;

(ii)	if the dispute is not resolved within [***] from the Notice Date by the Joint Steering Committee, the dispute shall be referred by the Joint Steering Committee to the senior executives of each party who shall meet to resolve and settle the dispute; and

(iii)	if the dispute is not resolved within [***] from the Notice Date or the senior executives of each party fail to meet to resolve and settle the dispute within [***] of the Notice Date the dispute shall be submitted to arbitration under clause 25.3; and

(c)	the representatives of each party may participate in meetings to resolve a dispute, adjourn and otherwise regulate those meetings as they think fit and the parties may agree to conduct meetings in any format (in person, by telephone, by videoconference or otherwise) regardless of where a representative is located or how they communicate with each other.

25.3	Arbitration

Any dispute arising out of or in connection with this agreement or a Project Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration's (LCIA) Arbitration's Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London The language to be used in the arbitral proceedings shall be English.

26	Notices and other communications

26.1	Form

Notices and other communications in connection with this document will be in writing. They will be sent to the address or email address referred to in the Details or elsewhere in this agreement and (except in the case of email) marked for the attention of the person referred to in the Details or elsewhere in this agreement. If the intended recipient has notified changed contact details, then communications will be sent to the changed contact details.

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26.2	When effective

Communications take effect from the time they are received or taken to be received under clause 26.3 (whichever happens first) unless a later time is specified in the communication.

26.3	When taken to be received

Communications are taken to be received:

(a)	if sent by post, [***] after posting (or [***] after posting if sent from one country to another);

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent; or

(c)	If sent by email, when the sender receives an automated message confirming delivery, or [***] after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed, whichever happens first.

26.4	Receipt outside business hours

Despite anything else m this clause 26, if communications are received or taken to be received under clause 26.3 after 5.00pm on a Business Day or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day.

27	Force majeure

27.1	Force majeure event

Despite any other provision of this agreement, if a party is unable to perform or is delayed in performing an obligation under this agreement or a Project Agreement which is caused by or which arises or results from any cause outside the reasonable control of the affected party ("Force Majeure Event"):

(a)	the affected party shall provide written notice as soon as practicable to the other party of the Force Majeure Event with details regarding the effects of the Force Majeure Event on the affected party and anticipated duration of the delay in the performance of the obligation;

(b)	as soon as practicable following notification, the parties shall consult with each other in good faith and use all reasonable efforts to agree appropriate terms to mitigate the effects of the Force Majeure Event and facilitate continued performance of the agreement;

(c)	that obligation is suspended but only so far and for so long as the affected party is affected by the Force Majeure Event; and

(d)	the affected party will not be responsible for any loss or expense suffered or incurred by any other party as a result of, and to the extent that, the affected party is unable to perform or is delayed m performing its obligations because of the Force Majeure Event provided that the affected party shall have taken appropriate actions (if possible) to mitigate the effects of the Force Majeure Event.

27.2	Termination

If a Force Majeure Event occurs and its effect continues for a period of [***], this agreement may be terminated at any time provided that the Force Majeure Event continues to apply or have effect, by a party giving written notice to the other party. The termination notice will take effect from the date specified in the termination notice (which date may not be earlier than the date on which the notice is given).

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28	General

28.1	Entire agreement

This agreement and each Project Agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

28.2	Costs

Each party agrees to pay its own costs in connection with the preparation, negotiation, execution and completion of this agreement, any Project Agreement, and any other documents referred to in any of those documents.

28.3	Variation and waiver

A provision of this agreement and any Project Agreement, or right, power or remedy created under them may not be varied or waived except in writing signed by the party to be bound.

28.4	Severability

If the whole or any part of a provision of this agreement or any Project Agreement is void, unenforceable or illegal in a jurisdiction rt is severed for that jurisdiction. The remainder of the document has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of the document or is contrary to public policy.

28.5	Further steps

Each party agrees to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), which the other party asks and considers necessary to

(a)	bind the first party and any other person intended to be bound under this agreement or any Project Agreement; and

(b)	show whether the first party is complying with this agreement or any Project Agreement.

28.6	Assignment

(a)	Subject to clause 28.6(b), a party may not assign or otherwise deal with any of Its rights or obligations under this agreement or a Project Agreement without the other party's prior written consent which consent shall not be unreasonably withheld or delayed

(b)	A party may assign its rights or obligations under this agreement or a Project Agreement to an Affiliate of that party upon written notice to the other party. The assigning party shall pay for and prepare all required documentation and pay all reasonable costs incurred by the other party in relation to the assignment

28.7	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement or a Project Agreement expressly states otherwise

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28.8	Partial exercise of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

28.9	Approvals and consents

By giving its approval or consent, a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

28.10	Remedies cumulative

The rights and remedies provided in this agreement are in addition to other rights and remedies given by law independently of this agreement.

28.11	Third party rights

Except as expressly specified otherwise, no one other than a party to this agreement, their successors and permitted assignees, shall have any right to enforce any of the terms of this agreement or a Project Agreement.

28.12	Counterparts

This agreement and each Project Agreement may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed is the date of the document.

28.13	Governing law and jurisdiction

This agreement and each Project Agreement shall be governed by and construed in accordance with the law of England and Wales. The parties submit to the exclusive jurisdiction of the courts in England.

EXECUTED as an agreement

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Master Collaboration Agreement

Schedule 1      Project Agreement

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Project Agreement

Dated _____________

Vaccitech Limited ('Vaccitech")
CanSino Biologics Inc. ("CanSino")

King & Wood Mallesons
Octagon Point, 4th Floor
St. Martins Court
5 Cheapside
London EC2V 6AA
UK
T +44 20 3823 2405
www.kwm.com

Project Agreement

Contents

Details		1
General terms		2
1	Definitions	2
2	Structure	2
3	Term	2
4	Project performance	2
4.1	Project phases, responsibilities and timing	2
4.2	Additional obligations	2
5	Project Managers	3
6	Project meetings	3
7	Personnel	3
8	Intellectual Property Rights	3
8.1	Background IPR	3
8.2	Anticipated New IPR	3
9	Product development and manufacture	3
10	Exploitation	4
11	Financial obligations	4
12	Termination	4
12.1	Termination for delay	4
12.2	Consequences of termination	4
13	Additional terms and conditions	4
14	General	4
14.1	Variation and waiver	4
14.2	Assignment	4
14.3	Counterparts	4
14.4	Governing law and jurisdiction	4
Schedule 1	Project details	5
Schedule 2	Financial obligations	7
Signing page		8

© King & Wood Mallesons	Project Agreement 4 September 2018	i

Project Agreement

Details

Parties
Vaccitech	Name	Vaccitech Limited
	Company number	09973585
	Formed in	England
	Address	Magdalen Centre Robert Robinson Avenue, The Oxford Science Park Oxford 0X4 4GA England
	Telephone	[***]
	Email	[***]
	Attention	[***]
CanSino	Name	CanSino Biologics Inc.
	Company number	91120116681888972M
	Formed in	China
	Address	185 South Avenue, TEDA West District, Tianjin 300457 China
	Telephone	[***]
	Email	[***]
	Attention	[***]
Start Date	[insert date]
Project	(insert Project title and scope]

Recitals	A	The parties entered into a Master Collaboration Agreement [date] (Master Collaboration Agreement or MCA) under which the parties agreed to undertake projects to collaborate on the research, development, manufacture and sale of certain products.
	B	The parties have identified the Project as an opportunity they wish to develop together
	C	Under clause 3 1 (Projects) of the Master Collaboration Agreement, this Project Agreement sets out the further details of obligations of the parties in relation to the Project.

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Project Agreement

General terms

1	Definitions

(a)	All defined terms in the Master Collaboration Agreement have the same meaning in this Project Agreement unless stated otherwise or set out in the Details for this Project Agreement.

(b)	Any additional terms or expressions starting with a capital letter used m this Project Agreement have the meaning given to them set out m this Project Agreement.

2	Structure

(a)	This Project Agreement incorporates the terms of the Master Collaboration Agreement by reference.

(b)	In the event of a conflict between the terms of this Project Agreement and the Master Collaboration Agreement, the terms of this Project Agreement prevail unless specified otherwise.

(c)	In the event of a conflict between the terms of this Project Agreement and any Schedule to this Project Agreement, the terms of this Project Agreement prevail unless specified otherwise in the Schedule.

3	Term

This Project Agreement shall commence on the Start Date of this Project Agreement and shall expire upon the later of the following dates:

(a)	the expiry or earlier invalidation of all registered patents of New IP developed under this Project Agreement; or

(b)	[***] from the first commercial sale of any Products developed under this Project Agreement,

(Term) unless terminated earlier in accordance with the Master Collaboration Agreement. If no registered patents of New IP or Products are developed under this Project Agreement, this Project Agreement shall expire on [insert date/period).

4	Project performance

4.1	Project phases, responsibilities and timing

The details of the Project phases including responsibilities of the parties and timing are set out in the matrix table in clause 2.1 of Schedule 1 (Project phases responsibilities and timing matrix).

4.2	Additional obligations

The details of any additional obligations of each party in the performance of the Project are set out in clause 2.2 of Schedule 1 (Additional obligations) including:

(a)	any additional tasks to be performed by each party;

(b)	any additional responsibilities of each party;

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(c)	facilities to be provided by each party;

(d)	equipment to be provided by each party;

(e)	location of performance of a party's obligations if other than where that party is located;

(f)	any additional costs; and

(g)	any other details specific to the Project.

5	Project Managers

The Project Manager for each party is set out in clause 3 of Schedule 1 (Project Managers)

6	Project meetings

The Project Committee shall meet [insert period]. The Project team shall meet every [insert period]. The Project Managers shall alternate responsibility for circulating and preparing an agenda in advance

7	Personnel

The key Personnel for each party are set out in clause 4 of Schedule 1 (Personnel).

8	Intellectual Property Rights

8.1	Background IPR

The parties shall contribute the key Background IPR specified in clause 5.1 of Schedule 1 (Background IPR)

8.2	Anticipated New IPR

The parties anticipate that the performance of the Project will provide the Project results and New IPR specified in clause 5.2 of Schedule 1 (Anticipated New IPR).

9	Product development and manufacture

(a)	Subject to clause 9(b), the parties shall use all reasonable endeavours to enter into a separate written supply agreement (Supply Agreement) under which CanSino shall manufacture and supply all Products necessary for this Project and the exploitation of the Products by the parties in accordance with the Master Collaboration Agreement and this Project Agreement. If the parties cannot agree upon this Supply Agreement, they must comply with the dispute resolution process set out in clause 25 (Disputes) of the Master Collaboration Agreement.

(b)	For all Products manufactured by CanSino under a Supply Agreement for Vaccitech to Sell in the Vaccitech Territory, Vaccitech shall pay charges to CanSino calculated at the equivalent of the costs incurred by CanSino to manufacture those Products increased by [insert %].

(c)	The parties shall discuss and agree a clinical development plan for any Product before any clinical trial application for that Product.

© King & Wood Mallesons	Project Agreement 4 September 2018	3

10	Exploitation

After completion of phase 1 clinical trials of a Product, the parties shall discuss:

(a)	if either party is considering further development towards exploiting or commercialising the Product; and

(b)	all associated development and business plans for that exploitation or commercialization.

11	Financial obligations

The parties shall pay all milestone payments, royalties and other payments as set out m Schedule 2 (Financial obligations).

12	Termination

12.1	Termination for delay

A party may terminate this Project Agreement by written notice to the other party if the other party unreasonably delays the performance of its obligations under this Project Agreement unless the parties have agreed otherwise in relation to the timing of the performance of those obligations. A party's unreasonably delay in the performance of its obligations under this Project Agreement is deemed to be a breach of this Project Agreement.

12.2	Consequences of termination

Clauses 12 2 (Consequences of termination) and ___ (General) survive expiry or termination of this agreement for any reason.

13	Additional terms and conditions

The parties shall perform additional tasks and provide additional items for the performance of the Project as follows:

(a)	(insert); and

(b)	[insert]

14	General

14.1	Variation and waiver

A provision of this Project Agreement, or right, power or remedy created under this Project Agreement, may not be varied or waived except in writing signed by the party to be bound.

14.2	Assignment

A party may not assign or otherwise deal with any of its rights or obligations under this Project Agreement without the other party's prior written consent.

14.3	Counterparts

This Project Agreement may consist of a number of copies, each signed by one or more parties to it. If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed is the date of the document.

14.4	Governing law and jurisdiction

This Project Agreement shall be governed by and construed in accordance with the law of England Wales. The parties submit to the exclusive jurisdiction of the courts in England

EXECUTED as an agreement

© King & Wood Mallesons	Project Agreement 4 September 2018	4

Project Agreement

Schedule 1              Project details

1	Project summary

Scope of Project:	[insert]
Target Product profile:	[insert]
Anticipated Project Outputs:	[insert]
Project Objectives:	[insert]

2	Project performance

2.1	Project phases, responsibilities and timing matrix

Project Phase	Funded and undertaken by:		Target Completion Date
	CanSino	Vaccitech

2.2	Additional obligations

[None] / (insert obligations]

[Note: insert any additional obligations of each party to undertake tasks, supply equipment or other goods, provide facilities, pay particular costs, and any other specific obligations of a party not set out in the MCA or elsewhere in this Project Agreement. Each obligation must be specified in detail (eg amounts, timings, description of MVS, materials, services, goods and equipment).]

3	Project Managers

Project Manager (Vaccitech):	[insert]
Project Manager (CanSino):	[insert]

4	Personnel

Key Personnel (Vaccitech):	[insert] Key subcontractors: [insert]
Key Personnel (CanSino):	[insert) Key subcontractors: [insert]

© King & Wood Mallesons	Project Agreement 4 September 2018	5

5	Intellectual Property Rights

5.1	Background IPR

Key Background IPR (Vaccitech):	[insert]
Key Background IPR (CanSino):	[insert]

5.2	Anticipated New IPR

Anticipated New IPR:	[insert any additional anticipated key Project results and New IPR]

© King & Wood Mallesons	Project Agreement 4 September 2018	6

Project Agreement

Schedule 2              Financial obligations

Upfront payment:	[insert amount] payable Dy CanSino upon execution of this Project Agreement
Annual payments:	[insert amounts]
Milestone payments (payable by CanSino to Vaccitech):	Milestone	Payment Amount
	[insert]	[insert]
	[insert]	[insert]
	[insert]	[insert]
	[insert]	[insert]
Royalties:	Royalty rate payable by Vaccitech:	[insert %]
	Royalty rate payable by CanSino:	[insert %]
Royalties Anti-Stacking Provisions:	[None] / [If a party requires a licence {or freedom to operate (FTO)) from a third party in order for that party (or its sublicensees) to Sell Products in part of that party's Territory, the royalties payable by that party for Sales of those Products in that part of its Territory shall be calculated using the royalty rate set out in this Project Agreement reduced by [insert %].]
Sublicence and Transaction Income Sharing:

[None] / [If CanSino sublicenses or sells any of its rights under this Project Agreement to a third party (not including CanSino's affiliate companies), CanSino shall pay [insert %] of the total transaction value (including upfront payment and milestone payments, but less any payments of royalties on Net Sales to CanSino) is payable to Vaccitech

For the avoidance of doubt:

(a)          clause 28.6 (Assignment) of the MCA applies to any sale or transfer of rights under this Project Agreement and

(b)          Net Sales made by any sublicensee of a party are considered to be Net Sales made by that party for the purposes of the payment of royalties under the MCA]

Acknowledgments:	[None] / [insert]

© King & Wood Mallesons	Project Agreement 4 September 2018	7

Project Agreement

Signing page

DATED:_______________

SIGNED by ________________ as authorised representative for VACCITECH LIMITED in the presence of:	)
)
)
)
)
)
Signature of witness	)	By executing this document the signatory warrants that the signatory is duly authorised to execute this document on behalf of VACCITECH LIMITED
)
)
)
Name of witness (block letters))

SIGNED by ________________ as authorised representative for CANSINO BIOLOGICS INC, in the presence of:	)
)
)
)
)
)
Signature of witness	)	By executing this document the signatory warrants that the signatory is duly authorised to execute this document on behalf of CANSINO BIOLOGICS INC,
)
)
)
Name of witness (block letters))
)

© King & Wood Mallesons	Project Agreement 4 September 2018	8

Master Collaboration Agreement

Schedule 2    Deed of Covenant

DEED OF COVENANT

Oxford University Innovation Limited
University Offices,
Wellington Square,
Oxford 0X1 2JD,
England

Date [insert date]

Dear Sirs,

Sub-Licence between Vaccitech Limited ("Vaccitech'') and [insert details of Sub-Licensee] dated [insert date] (the "Sub-Licence")

As part consideration for the grant of a sub-licence from Vaccitech to use [insert details of licensed technology] (the "Licensed Technology"), the Sub-Licensee hereby covenant to Oxford University Innovation Limited (OUI) and OUI covenant with the Sub-Licensee that:

1.	should the head licence between Vaccitech and OUI be terminated for whatever reason, OUI and the Sub-Licensee shall enter into a direct licence containing the same obligations and liabilities as set forth in the Sub-Licence and the Sub-Licensee will pay all due and payable under the Sub-Licence to OUI;

2.	should the Sub-Licensee wish to further sub-licence the Licensed Technology where OUI has consented to the Sub-Licence including the right to do so, it shall procure that any sub-sub-licensee enters into a Deed of Covenant with OUI in a form substantially similar to this Deed of Covenant:

3.	OUI shall have the right, during the term of the Sub-Licence, through an independent certified accountant appointed by OUI (the “Auditor”), to audit all accounts on at least [***] written notice no more than once each calendar year for the purpose of determining the accuracy of the royalty reports and payments The Auditor shall be:

a.	permitted to enter the principal place of business of the Sub-Licensee upon reasonable notice to inspect such records and accounts.

b.	entitled to take copies of or extracts from such records and accounts;

c.	given all other information by the Sub-Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

d.	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Sub-Licensee in order to verify the accuracy of the records and accounts and the accuracy of any royalty statements provided to Vaccitech.

If on any such audit a shortfall in payments of greater than [***] is discovered by the Auditor in respect of the audit period, the Sub-Licensee shall pay the audit costs of OUI.

SIGNED AS A DEED by
[Insert details of Sub-Licensee] in the presence of:-

© King & Wood Mallesons	Master Collaboration Agreement 4 September 2018	37

Signature of Witness:

Name of Witness:
Address:

SIGNED AS A DEED by
OXFORD UNIVERSITY INNOVATION LIMITED in the presence of-

Signature of Witness:

Name of Witness:
Address:

© King & Wood Mallesons	Master Collaboration Agreement 4 September 2018	38

Master Collaboration Agreement

Signing page

DATED:_______________

SIGNED by ________________ as authorised representative for VACCITECH LIMITED in the presence of:	)
)
)
)
)
)
Signature of witness	)	By executing this document the signatory warrants that the signatory is duly authorised to execute this document on behalf of VACCITECH LIMITED
)
)
)
Name of witness (block letters))

SIGNED by ________________ as authorised representative for CANSINO BIOLOGICS INC, in the presence of:	)
)
)
)
)
)
Signature of witness	)	By executing this document the signatory warrants that the signatory is duly authorised to execute this document on behalf of CANSINO BIOLOGICS INC,
)
)
)
Name of witness (block letters))
)

© King & Wood Mallesons	Master Collaboration Agreement 4 September 2018	39